Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE ANNOUNCES CONTINUED TOPLINE GROWTH AND STRONG CASH POSITION

IN THE THIRD QUARTER OF 2010

Company to Issue Full Third Quarter Financial Results and Guidance and Hold Conference Call on November 8

FOSTER CITY, CA – October 12, 2010 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that product sales for the third quarter 2010 rose 32.5% over the prior year quarter to reach $22.8 million (unaudited) compared with $17.2 million for the same period last year. For the nine months ended September 30, 2010, product sales were $61.5 million (unaudited), compared with $54.3 million (unaudited) for the same period last year. Cash, cash equivalents and investments were approximately $53.3 million (unaudited) at September 30, 2010, compared with $31.8 million at December 31, 2009. Cash, cash equivalents and investments were higher at September 30, 2010 due in part to early cash collections related to the Chinese National Holiday and fluctuations in SciClone’s inventory balances. SciClone also has available a $15 million debt financing facility with Silicon Valley Bank, which it has not yet accessed.

“Throughout 2010 we have focused on growing revenues and earnings, driven largely by our China-based specialty pharmaceutical operation, and the results of the quarter and our strong cash position reflect these efforts,” commented Friedhelm Blobel, Ph.D., SciClone President and Chief Executive Officer. “Going forward, our strategic goal remains continued growth through in-licensing and product acquisitions.”

Third Quarter Conference Call

SciClone also announced today that it will hold a conference call on Monday, November 8, 2010 at 4:30 pm ET to discuss third quarter 2010 financial results and give a business and product update for 2010. The call will be hosted by Friedhelm Blobel, and Gary Titus, Senior Vice President and Chief Financial Officer.

LIVE CALL:	866.831.6224 (U.S./Canada)
617.213.8853 (International)
17214706 (Participant code)

REPLAY:	888.286.8010 (U.S./Canada)
617.801.6888 (International)
Passcode: 79622734
(Replay available from Monday, November 8, 2010 at 7:30 p.m. ET until Monday, November 15, 2010)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is only accurate at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-focused, China-centric specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. The Company is focused on continuing sales growth, particularly in China, and a clinical development strategy with prudently managed costs. ZADAXIN® (thymalfasin or thymosin alpha 1) is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. In addition to further studying thymalfasin’s use as a vaccine enhancer, SciClone is planning to evaluate SCV-07 in a phase 2b trial to modify the course of oral mucositis in patients with head and neck cancer; and is evaluating SCV-07 in a phase 2b trial for the treatment of HCV. The Company also has exclusive commercialization and distribution rights in China to a novel treatment for advanced liver cancer, DC Bead®, currently under review by Chinese regulatory agencies. Additionally, SciClone owns exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilm™ in China, including Hong Kong and Macau, and Vietnam. The Company may seek regulatory approval for the product, commonly used to treat and prevent nausea and vomiting caused by chemotherapy, radiotherapy, and surgery, in each of these markets. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements including statements regarding the Company’s goals and its results for the third fiscal quarter. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include modifications to financial results that may occur in the review process, the Company’s ability to execute on its goals for ZADAXIN sales in China and to identify and complete transactions that could expand its pipeline. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

DC Bead is a registered trademark of Biocompatibles UK Limited.

RapidFilm is a registered trademark of Labtec Gesellschaft für technologische Forschung und Entwicklung mbH.